Exhibit 107.1
CALCULATION OF FILING FEE TABLES
FORM S-8
(Form Type)
LIBERTY LATIN AMERICA LTD.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2)
Equity	Class C common share, par value $0.01 per share	Other (2)	400,000	$9.69	$3,876,000	$92.70 per $1,000,000	$360
Total Offering Amounts					$3,876,000		$360
Total Fee Offsets							—
Net Fee Due							$360

(1)    Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers, in addition to the number of shares stated above, an indeterminate amount of shares which may be issued pursuant to the Liberty Latin America 401(k) Savings Plan after the operation of any anti-dilution and other provisions under such plan.

(2)    Based upon the average of the high and low trading prices reported for the Registrant’s Class C common shares, par value $0.01 per share, on the Nasdaq Global Select Market on March 18, 2022 (which was $9.69). Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act.